February 2007	Pricing Sheet dated February 21, 2007
Relating to Preliminary Pricing Supplement No. 198 dated January 26, 2007
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities

PLUS based on the PHLX Oil Service SectorSM Index due March 20, 2008
Performance Leveraged Upside SecuritiesSM

P R I C I N G T E R M S – F e b r u a r y 2 1 , 2 00 7
Issuer:		Morgan Stanley
Maturity date:		March 20, 2008
Underlying index:		PHLX Oil Service SectorSM Index
Aggregate principal amount:		$16,850,000
Payment at maturity:

If final index value is greater than initial index value,

      $10 + ($10 x 300% x index percent increase)

      In no event will the payment at maturity exceed the maximum payment at maturity.

If final index value is less than or equal to initial index value,

      $10 x (final index value / initial index value)

      This amount will be less than or equal to the stated principal amount of $10.

Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		197.92, the index closing value of the underlying index on the pricing date
Final index value:		The index closing value on the index valuation date, March 18, 2008, subject to adjustment for certain market disruption events.
Leverage factor:		300%
Maximum payment at maturity:		$12.40 (124% of the stated principal amount)
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		February 21, 2007
Original issue date:		February 28, 2007 (5 trading days after the pricing date)
CUSIP:		61750V592
Listing:		The PLUS have been approved for listing on the AMEX subject to official notice of issuance. The AMEX listing symbol for the PLUS is “XZP”. It is not possible to predict whether any secondary market for the PLUS will develop.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per PLUS	$10.00	$0.15	$9.85
	Total	$16,850,000	$252,750	$16,597,250

(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

(2)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.95 per PLUS. Please see “Issue price” on page 2 of the Preliminary Terms for further details.

The “PHLX Oil Service SectorSM Index” and “OSX” are service marks of the Philadelphia Stock Exchange, Inc. and have been licensed for use by Morgan Stanley. “Performance Leveraged Upside Securities” and “PLUS” are our service marks. PHLX Oil Service SectorSM Index (trading symbol: “OSX”) (the “Index”) is not sponsored, endorsed, sold or promoted by the PHLX. PHLX makes no representation or warranty, express or implied, to the owners of the Index or any member of the public regarding the advisability of investing in securities generally or in the Index particularly or the ability of the Index to track market performance. PHLX’s only relationship to Licensee is the licensing of certain names and marks and of the Index, which is determined, composed and calculated without regard to the Licensee. PHLX has no obligation to take the needs of the Licensee or the owners of the Index into consideration in determining, composing or calculating the Index. PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the Index.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Terms No. 198 dated January 26, 2006
Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006
Prospectus dated January 25, 2006